UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2017

ALBEMARLE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4350 Congress Street, Suite 700, Charlotte, North Carolina 28209
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (980) 299-5700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01    Other Events
On January 10, 2017, Albemarle Corporation (the “Company”) announced the pricing and expiration of its tender offers to purchase for cash any and all of the 3.000% notes due 2019 (“2019 Notes”) and the 4.500% notes due 2020 (“2020 Notes” and, together with the 2019 Notes, the “Notes”), issued by the Company. The tender offers were made exclusively pursuant to an offer to purchase dated January 4, 2017, related letter of transmittal and notice of guaranteed delivery, which set forth the terms and conditions of the tender offers (collectively, the “Tender Offer Documents”). The tender offers expired at 5:00 p.m., New York City time, on January 10, 2017 (such time and date, the “Expiration Date”).
At the Expiration Date, (i) approximately $192,187,000 million of the $250,000,000 aggregate principal amount of outstanding 2019 Notes was validly tendered and not validly withdrawn and (ii) approximately $175,191,000 of the $350,000,000 aggregate principal amount of outstanding 2020 Notes was validly tendered and not validly withdrawn. These amounts include outstanding Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, which remain subject to the holders’ performance of the delivery requirements under such procedures.
The Company currently intends to deliver a notice of redemption to redeem all of the 2019 Notes that were not validly tendered and accepted in the tender offers in accordance with the terms of the make-whole redemption provisions under the indenture governing the 2019 Notes.
Furnished as Exhibit 99.1 and incorporated herein by reference is a copy of the press release announcing the results and pricing of the tender offers.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated January 10, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBEMARLE CORPORATION

January 10, 2017	By:	/s/ Karen G. Narwold
	Name:	Karen G. Narwold
	Title:	Executive Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated January 10, 2017